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         WSi INTERACTIVE CORPORATION       Symbols: CDNX - WIZ   OTC - WIZZF

                                  NEWS RELEASE

MARCH 30, 2000

INTERNETFINANCIALCORP.COM, INC. SECURES $1 MILLION US FINANCING

Further to WSi's news releases of March 27th, WSi has been advised by Internetfinancialcorp.com, Inc. (OTCBB:IFAN) that IFAN has today secured a $1 million US financing, which is a condition of the sale of WSi's Stocksecrets.com business to IFAN. IFAN will be issuing 400,000 shares at $US2.50 each.

On completion of the Stocksecrets.com sale and the financing, WSi will own 7,684,600 shares of IFAN out of an issued share capital of 15,400,000 shares, which will be equal to 49.9% of the issued share capital of IFAN. These shares shall be subject to resale restrictions and must be held for at least one year.

THE BUSINESS OF WSI

WSi INTERACTIVE CORPORATION is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and uses its experience to help Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy by creating a one-stop shop for e-commerce, e-advertising, financial information, and entertainment.



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WSi properties include: Medianetsolutions.com, Targetpacks.com,
Westernshores.com, Stocksecrets.com, Yourwinestore.com; Healthcreator.com, Investmentworldnews.com, and several others.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to:
 info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

NAME:           ______________________________________________

COMPANY:        ______________________________________________

E-MAIL:         ______________________________________________

PHONE#:         ______________________________________________

FAX#:           ______________________________________________

Send by:        E-mail or fax:   yes / no.      E-mail only:    yes / no

Toll free:      1-888-388-4636
Fax:            1-877-499-5806

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.